PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus Dated September 1, 2011 and	Registration No. 333-176616
Prospectus Supplement Dated April 4, 2012)

UDR, INC.

Common Stock

Pursuant to the ATM Equity OfferingSM* Sales Agreement dated April 4, 2012, entered into between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, or the Agents, which was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2012 and is incorporated herein by reference, we sold 71,000 shares of our common stock, par value $0.01 per share, through the Agents, acting as sales agents or principals, between April 4, 2012 and July 31, 2012, at an average sales price of $26.53 per share, for aggregate gross proceeds of approximately $1,883,687. Our aggregate net proceeds from such sales were approximately $1,845,971, after deducting related expenses, including commissions to the Agents of approximately $37,674, and SEC fees of $42.

Our common stock is listed and trades on the New York Stock Exchange, or NYSE, under the symbol “UDR.” The last reported sale price of our common stock on the NYSE on August 1, 2012 was $26.17 per share.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 1, 2011 and the prospectus supplement dated April 4, 2012.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement dated April 4, 2012 and on page 3 of the accompanying prospectus dated September 1, 2011, and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Citigroup	Credit Suisse	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is August 1, 2012.

*	ATM Equity Offering is a service mark of Merrill Lynch & Co., Inc.